Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES; USE OF PROCEEDS		1
1.1	Agreement to Issue, Sell and Purchase the Shares	1
1.2	Closing and Delivery of the Shares	1
1.3	Use of Proceeds	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
2.1	Organization and Qualification	2
2.2	Authorized Capital Stock	3
2.3	Issuance, Sale and Delivery of the Shares	3
2.4	Due Execution, Delivery and Performance of the Transaction Documents	4
2.5	Board Approval	5
2.6	Valid Offering	5
2.7	Litigation	5
2.8	Financial Advisors	5
2.9	SEC Filings; Financial Statements	5
2.10	Absence of Certain Developments	6
2.11	Nasdaq Compliance and Listing	7

ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER		7
3.1	Investment Representations and Covenants	7
3.2	Authorization; Validity of Transaction Documents	7
3.3	No Conflict	8
3.4	No Legal, Tax or Investment Advice	8
3.5	Restrictive Legend	8
3.6	Sufficient Funds	8

ARTICLE IV COVENANTS		9
4.1	Efforts	9
4.2	Conduct of the Business	9
4.3	Information Statement; Stockholders Consent	10
4.4	Injunctive Relief	10
4.5	Covenants.	11
4.6	Public Announcements	11
4.7	Nasdaq Matters	11
4.8	Reservation of Common Stock	12

ARTICLE V CONDITIONS TO CLOSING		12
5.1	Conditions to the Company’s Obligations	12
5.2	Conditions to the Purchaser’s Obligations	12

ARTICLE VI TERMINATION		13
6.1	Termination	13
6.2	Effect of Termination	14

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ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES		14

ARTICLE VIII MISCELLANEOUS		14
8.1	Broker’s Fee	14
8.2	Assignment	14
8.3	Expenses	15
8.4	Notices	15
8.5	Changes	16
8.6	Headings	16
8.7	Severability	16
8.8	Governing Law	16
8.9	Counterparts	16
8.10	Entire Agreement	16

EXHIBIT A	Form of Certificate of Designations
EXHIBIT B	Form of Registration Rights Agreement Acknowledgement

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EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of February 21, 2013, by and among Revolution Lighting Technologies, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 124 Floyd Smith Drive, Suite 300, Charlotte, NC, and RVL 1 LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 177 Broad Street, Stamford, Connecticut 06901 (the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; USE OF PROCEEDS

1.1 Agreement to Issue, Sell and Purchase the Shares. At the Closing (as defined in Section 1.2) and upon the terms and conditions hereinafter set forth, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, an aggregate number of Five Thousand (5,000) shares (the “Shares”) of a newly created series of the Company’s Preferred Stock, par value $0.001 per share, designated “Series E Convertible Redeemable Preferred Stock” (the “Preferred Stock”), for an aggregate purchase price equal to Five Million Dollars ($5,000,000.00) (the “Aggregate Purchase Price”). The Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations with respect to the Preferred Stock, in the form of Exhibit A annexed hereto and made a part hereof (the “Certificate of Designations”). Each share of Preferred Stock shall have a stated value of $1000.00 (the “Stated Value”) and shall be convertible, subject to the conditions set forth in the Certificate of Designations, into shares (the “Common Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at the Conversion Price, subject to certain restrictions on conversion set forth in the Certificate of Designations.

For purposes of this Agreement: “Conversion Price” means an amount equal to $1.17; which amount is equal to the closing price of a share of the Common Stock on the NASDAQ Stock Market (as reported by Bloomberg Financial Markets) on the trading day immediately preceding the Closing Date.

1.2 Closing and Delivery of the Shares.

(a) Closing. The purchase and sale of the Shares (the “Closing”) shall occur at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY 10020 as soon as practicable after all of the conditions contained in Article V have been satisfied or waived (other than such conditions which shall be satisfied on the Closing Date), or at such other place, time, or date as may be mutually agreed to in writing by Purchaser and the Company. The day on which the Closing occurs is sometimes referred to herein as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed. For purposes of this Agreement, the term “Law” means any judgment, ruling, order, edict, decree, statute, law (including common law), ordinance, rule, permit, code or regulation applicable to the Company or the Subsidiary or their respective businesses, properties or assets.

(b) Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

(c) Delivery of the Shares. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, representing the Shares set forth in Section 1.1 above and bearing the legend specified in Section 3.5 hereof referring to the fact that the Shares were sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) against delivery of the purchase price therefore by wire transfer of immediately available funds to an account designated by the Company.

1.3 Use of Proceeds. Proceeds from the sale of the Shares shall be used by the Company for working capital purposes and to fund (i) certain expenses incurred by the Purchaser pursuant to Section 8.3, and (ii) such other expenses as the parties otherwise may agree.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” means: (a) a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiary, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement. Schedule 2.1 sets forth each direct or indirect subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries).

2.2 Authorized Capital Stock. As of the date hereof, the Company’s authorized capital stock consists of (i) 120,000,000 shares of Common Stock, of which 71,347,323 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which (A) 1,000,000 have been designated Series B Convertible Preferred Stock (the “Series B Stock”), 2 shares of which are issued and outstanding, (B) 13,000 have been designated Series C Convertible Preferred Stock (the “Series C Stock”), 10,000 shares of which are issued and outstanding, and (C) 25,000 have been designated Series D Convertible Preferred Stock (the “Series D Stock”), 11,915 shares of which are issued and outstanding. Except as set forth on Schedule 2.2, the Company has not issued any shares since September 30, 2012 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board of Directors of the Company (the “Board”) and upon the exercise or conversion of options, warrants and preferred stock outstanding on such date. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any agreements or commitments to issue or sell, shares of capital stock or other securities of the Company and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, rights of first offer, buy-sell rights, co-sale rights or “drag-along” rights) of any securities of the Company. With respect to each Subsidiary, (i) the Company owns 100% of each such Subsidiary’s capital stock, (ii) all the issued and outstanding shares of each such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any Subsidiary’s capital stock, and (iv) there are no agreements or commitments obligating any Subsidiary to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or any such Subsidiary. The Company does not directly or indirectly own, or have a right to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.3 Issuance, Sale and Delivery of the Shares. When issued, delivered and paid for in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Certificate of Designations and shall be free and clear of all liens, claims, encumbrances and restrictions, except as imposed by applicable securities laws. Upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations, the Common Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions except as imposed by applicable securities laws. No further approval or authorization of the Board will be required for the issuance and sale of the Shares to be sold by the Company pursuant to the terms hereof or for the issuance of the Common Shares upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations.

2.4 Due Execution, Delivery and Performance of the Transaction Documents. The Company has full legal right, corporate power and authority to authorize, execute and deliver this Agreement, the Certificate of Designations and the Registration Rights Agreement Acknowledgement attached hereto as Exhibit B (all such agreements and documents are collectively referred to herein as the “Transaction Documents”), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. Except as set forth in Schedule 2.2, the execution and performance of the Transaction Documents by the Company and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of the Company, (ii) result in the creation of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, adverse claim, interference or right of third party of any nature upon any material assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, commitment, undertaking, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which the Company or the Subsidiary is a party or by which the Company or its properties, or the Subsidiary or the Subsidiary’s properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental or quasi-governmental body applicable to the Company or the Subsidiary or any of their respective properties; provided it is understood that the Shares (i) shall not be entitled to cast a vote for the number of shares of Common Stock into which the Shares are convertible and (ii) shall not be convertible into shares of Common Stock until (A) the issuance of shares of Common Stock upon conversion of the Shares has been approved by the stockholders of the Company in accordance with NASDAQ Listing Rule 5635 and (B) the Company has complied with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in respect of such stockholder approval. No consent, approval, authorization, order, filing with, or action by or in respect of any court, regulatory body, administrative agency or other governmental or quasi-governmental body is required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws, federal securities laws and NASDAQ rules applicable to the listing of the Shares and the issuance of shares of Common Stock upon conversion of the Shares. Upon their execution and delivery, and assuming the valid execution thereof by the Purchaser, the Transaction Documents will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 Board Approval. The Board has duly delegated the approval of the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Shares) to the Audit Committee of the Board (the “Audit Committee”). The Audit Committee has, as of the date of this Agreement, at a meeting duly called and held, duly adopted resolutions to approve the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Shares).

2.6 Valid Offering. Assuming the accuracy of the representations and warranties of Purchaser set forth in Article III, the offer, sale, and issuance of the Shares and the issuance of the Common Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.

2.7 Litigation. There are no judicial, administrative, arbitral or mediation-related actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity pending or, to the knowledge of the Company, threatened that are reasonably likely to prohibit or restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby.

2.8 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.9 SEC Filings; Financial Statements.

(a) Except as set forth in Schedule 2.9(a), the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2010, all of which are available to the Purchaser on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all documents filed as exhibits to the Company SEC Reports (“Exhibits”) are available on the SEC Website. All documents required to be filed as Exhibits to the Company SEC Reports have been so filed. As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such

Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the Company SEC Reports and the Company SEC Reports contain a complete and accurate description in all material respects of the Company’s and the Subsidiary’s business.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was or will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments. There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended September 30, 2012, is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Schedule 2.9(b), neither the Company nor the Subsidiary has incurred any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiary taken as a whole, except liabilities (i) reflected on, reserved against, or disclosed in the notes to the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

(c) The Company has heretofore made available to the Purchaser complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.10 Absence of Certain Developments. Except as set forth on Schedule 2.10 or as expressly contemplated by this Agreement, since September 30, 2012 through the date hereof, (1) the Company has conducted business only in the ordinary course of its business, and (ii) there has not been any Material Adverse Effect.

2.11 Nasdaq Compliance and Listing. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Stock Market. Except as set forth in Schedule 2.11, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Shares or the Common Shares is in effect and no proceedings for such purpose are pending or threatened. Except as set forth in Schedule 2.11, the Company is in compliance with the continued listing requirements and standards of the NASDAQ Stock Market with respect to the Common Stock. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Investment Representations and Covenants. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Shares and the Common Shares; (ii) the Purchaser is acquiring the number of Shares set forth in Section 1.1 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or the Common Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares and the Common Shares within the meaning of Section 2(11) of the Securities Act; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or the Common Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that its acquisition of the Shares and the Common Shares has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

3.2 Authorization; Validity of Transaction Documents. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) upon the execution and delivery of the Transaction Documents to which it is a party, assuming the valid execution thereof by the Company and the other parties thereto, the Transaction Documents to which it is a party shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict. The execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.4 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Transaction Documents, the SEC Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares and the Common Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and the Common Shares. The Purchaser acknowledges that it has not relied on any representation or warranty from the Company or any other Person in making its investment or decision to invest in the Company, except as expressly set forth in this Agreement.

3.5 Restrictive Legend. The Purchaser understands that, until such time as a registration statement covering the Shares and the Common Shares has been declared effective or the Shares and the Common Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and the Common Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares and the Common Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

3.6 Sufficient Funds. The Purchaser has sufficient funds to consummate the purchase of the Shares and such funds will remain available at the Closing.

ARTICLE IV

COVENANTS

4.1 Efforts. The Company and Purchaser will use their reasonable best efforts to cause the conditions specified in Article V hereof to be satisfied as soon as practicable. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

4.2 Conduct of the Business. Between the date hereof and the Closing Date, or earlier termination of this Agreement in accordance with the terms hereof, the Company will not (and will cause the Subsidiaries not to):

(i) except (A) as set forth on Schedule 4.2(i) and (B) by virtue of the conversion of any capital stock of the Company outstanding on the date hereof, issue any shares of preferred stock, Common Stock or any other security of the Company convertible into Common Stock;

(ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amend the Company’s certificate of incorporation to adversely affect the rights of the holders of Common Stock;

(v) incur or assume any Indebtedness except in the ordinary course of the Company’s business. “Indebtedness” shall mean without duplication, (i) the principal of and premium (if any), prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise. ;

(vi) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not invest in, make a loan, material advance or capital contribution to or otherwise acquire the securities of any other Person;

(vii) except as approved by the Board or a duly authorized Committee of the Board, (A) increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any collective bargaining, employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a current or former director, officer or employee of the Company; and

(viii) agree to do anything prohibited by this Section 4.2.

4.3 Information Statement; Stockholders Consent. On the Closing Date, the Purchaser will provide to the Company its written consent in lieu of a meeting (the “Stockholders Consent”), effective under the Delaware General Corporation Law (the “DGCL”) Section 228 to approve the issuance of shares of Common Stock upon conversion of the Shares in accordance with NASDAQ Listing Rule 5635 (the “Stockholder Approval”). Upon Purchaser’s request, the Company will promptly prepare an information statement (as amended or supplemented, the “Information Statement”) and file with the SEC the Information Statement to comply with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, in respect of the Stockholder Consent. Prior to the filing of the Information Statement with the SEC, the Company will provide the Purchaser and its counsel with an opportunity to review and comment on the Information Statement. After receiving and promptly responding to any comments of the SEC to the Information Statement, the Company shall promptly mail the Information Statement to the stockholders of the Company. Prior to responding to any comments of the SEC on the Information Statement, the Company shall furnish to the Purchaser and its counsel a copy of any correspondence from the SEC relating to the Information Statement and the proposed response to the SEC’s comments and provide the Purchaser and its counsel with the opportunity to review and comment on such proposed response to the SEC. The Purchaser shall promptly furnish in writing to the Company such information relating to the Purchaser and its investment in the Company as the Company or the SEC may reasonably request for inclusion in the Information Statement. The Company will comply with Section 14(c) of the Exchange Act and the rules promulgated thereunder in relation to the Information Statement to be sent to the stockholders of the Company in connection with the Stockholders Consent, and the Information Statement shall not, on the date that the Information Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Consent which has become false or misleading.

4.4 Injunctive Relief. Each party acknowledges that any breach or threatened breach of the provisions of Sections 4.3, 4.7 and 4.8 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the breaching party from committing such breach or threatened breach. The right provided under this Section 4.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the parties.

4.5 Covenants.

(a) Each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use its reasonable best efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s authorization, execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, and (ii) all approvals and consents required under all material contracts to which the Company or the Subsidiary is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each party hereto shall promptly inform the other party of any communication from any regulatory body, agency, court, tribunal or governmental or quasi-governmental entity, foreign or domestic (“Governmental Entity”) regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

4.6 Public Announcements. The Company and Purchaser will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

4.7 Nasdaq Matters. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Common Shares. The Company shall take all necessary actions, including without limitation, complying with all requirements of the National Association of Securities Dealers, Inc. and providing appropriate notice to NASDAQ with respect to the Preferred Shares and the Common Shares in order to obtain the listing of the Common Shares on the NASDAQ Stock Market as soon as reasonably practicable. Following the Closing and for so long as the Company qualifies as a “Controlled Company” (as defined in the NASDAQ Listing Rules), the Company shall comply with such requirements of the NASDAQ Stock Market as shall permit the Company to rely on the “Controlled Company” exemption from the requirements of NASDAQ Listing Rules 5605(b), (d) and (e), including without limitation, complying with the disclosure requirements set forth in Instruction 1 to Item 407(a) of Regulation S-K of the Securities Act of 1933, as amended.

4.8 Reservation of Common Stock. Following the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock,

solely for the purpose of providing for the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of the Preferred Stock issued pursuant to this Agreement in accordance with the terms of the Certificate of Designations.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Company’s Obligations. The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company (to the extent legally permissible):

(a) Payment of Purchase Price. The Company shall have received same-day funds in the full amount of the purchase price for the Shares being purchased hereunder;

(b) Representations and Warranties True. The representations and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(c) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) Registration Rights Agreement Acknowledgement. The Purchaser shall have executed and delivered the Registration Rights Agreement Acknowledgement in the form of Exhibit B attached hereto (the “Registration Rights Agreement Acknowledgement”).

5.2 Conditions to the Purchaser’s Obligations. The Purchaser’s obligation to accept delivery of such stock certificate(s) and to pay for the Shares evidenced thereby shall be subject to the following condition, any one or more of which may be waived by the Purchaser (to the extent legally permissible):

(a) Representations and Warranties True. The representations and warranties made by the Company shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(b) Compliance with Covenants. The Company shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(c) Registration Rights Agreement Acknowledgement. The Company shall have executed and delivered the Registration Rights Agreement Acknowledgement attached hereto as Exhibit B;

(d) Filing Evidence. The Company shall have delivered evidence satisfactory to the Purchaser of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

(e) Shares. The Company shall have executed and delivered the Shares to the Purchaser;

(f) Litigation. No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking material damages on account thereof;

(g) Expenses. The Company shall have paid, or made arrangements acceptable to Purchaser for the payment of, certain costs and expenses of Purchaser incurred in accordance with Section 8.3 hereof; and

(h) Third Party Approvals. All material third party consents and approvals required to be obtained for the transactions contemplated hereby shall have been obtained and be in full force and effect as of the Closing.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.2(a) and 5.2(b), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within ten (10) days after the Purchaser gives the Company written notice identifying such breach, failure or misrepresentation; or

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.1(b) and 5.1(c), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within ten (10) days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation.

6.2 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to the Purchaser or the Company (or any of their respective directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors); provided that no such termination shall relieve either party of liability for a breach of this Agreement or fraud prior to the effective date of such termination.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contained herein, in any other Transaction Document or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen (18) month anniversary of the Closing and any investigation or finding made by or on behalf of the Purchaser or the Company; provided that the representations and warranties in Sections 2.1, 2.2, 2.3 and 2.4 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

ARTICLE VIII

MISCELLANEOUS

8.1 Broker’s Fee. Each of the parties hereto hereby represents to the other that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchaser.

8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser who is an “accredited investor” as set forth in Section 3.1 and agrees to be bound by the terms and conditions of this Agreement. The Company shall execute such acknowledgements of such assignments and collateral assignments in such forms as Purchaser may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 8.2 shall be void and of no force or effect. “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

8.3 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by the Purchaser in connection with such transactions will be borne by the Purchaser; provided that upon the Closing, the Company shall pay such expenses of the Purchaser up to a maximum of $45,000, and (b) the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby will be borne by the Company.

8.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Revolution Lighting Technologies, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina

Attention: President

with copies to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

390 North Orange Avenue, Suite 1875

Orlando, Florida 32801

Attn.: Suzan A. Abramson, Esq.

Telecopy No.: (407) 264-8243

Telephone No.: (407) 367-5436

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b)	if to the Purchaser, to:

RVL 1 LLC

177 Broad Street

Stamford, CT 06901

Attention: Robert V. LaPenta

with a copy to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, NY 10020

Attention: Marita A. Makinen, Esq.

or at such other address as may have been furnished to the Company in writing.

8.5 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Purchaser.

8.6 Headings. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The submission of a signature page transmitted by facsimile (or other electronic transmission, including pdf) shall be considered as an “original” signature page for purposes of this Agreement.

8.10 Entire Agreement. This Agreement, the attached Exhibits and Schedules, the non-disclosure agreement between the Company and the Purchaser, and the other agreements, documents and instruments contemplated hereby and referenced herein contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By	/s/ Charles J. Schafer
	Name:	Charles J. Schafer
	Title:	President

PURCHASER:

RVL 1 LLC

By	/s/ Robert V. LaPenta
	Name:	Robert V. LaPenta
	Title:	Chief Executive Officer

[Signature Page to Investment Agreement]